EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Receives Nasdaq Listing Notification

MINNEAPOLIS – August 17, 2005 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported that on August 15, 2005, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq SmallCap Market pursuant to Nasdaq Marketplace Rule 4310(c)(4). The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until February 13, 2006, to regain compliance with the minimum bid price requirement. Compliance may be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten consecutive business days prior to February 13, 2006.

The letter from Nasdaq further stated that, if the Company does not regain compliance with the Marketplace Rules by February 13, 2006, Nasdaq will provide notice that the Company’s common stock will be delisted from the Nasdaq SmallCap Market. In the event of such notification, the Company would have an opportunity to appeal Nasdaq’s determination. If the Company’s common stock is delisted, it will trade on the OTC Bulletin Board.

The Company intends to monitor the bid price between now and February 13, 2006, and consider available options if its common stock does not trade at a level that is likely to regain compliance.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

Insignia Systems, Inc.	August 17, 2005	Page 2

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004 and SEC Form 10-Q for the quarter ended March 31, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com